Filed pursuant to Rule 424(b)(3)
File No. 333-32142

NOVAVAX, INC.

SUPPLEMENT NO. 1 DATED JULY 9, 2001
TO PROSPECTUS DATED MARCH 16, 2000

      This Supplement contains information relating to the table under the caption “Selling Stockholders” in our March 16, 2000 prospectus.

      Mr. John Lamb has transferred certain restricted shares of our common stock to CIBC Oppenheimer, a subsidiary of CIBC World Market (“CIBC”). As a result of this transaction, the disclosures concerning Selling Stockholders is updated to include CIBC as follows:

	Number of Shares Owned			Maximum Number
	Prior to Offering			of Shares
Name of Selling Stockholder	Shares	Warrants	Total	Being Offered

CIBC Oppenheimer, a	25,000		25,000	25,000

subsidiary of CIBC

World Market